Exhibit 99.1

Ur-Energy Announces Appointment of New Board Member: Rob Chang

Littleton, Colorado (PR Newswire – April 2, 2018) Ur-Energy Inc. (NYSE American:URG, TSX:URE) (the “Company” or “Ur-Energy”) is pleased to announce the appointment of Rob Chang to its Board of Directors (the “Board”). The appointment is effective March 30, 2018.

“We are so pleased to welcome Rob Chang to the Board,” Ur-Energy Chairman and CEO Jeffrey Klenda said. “Rob is a well-recognized financial expert who most recently covered the uranium mining industry for many years. His broad-ranging finance and market credentials provide strengths which add depth and experience in critical areas to the Ur-Energy Board. While we are sad to see one of our founding Directors, Paul Macdonell, retiring, I feel that we could not have chosen a better replacement to serve our Board. Certainly, we must recognize and thank Paul for his many years of leadership and dedicated service as we built Ur-Energy and Lost Creek to the leader in the uranium space that we are today.”

Rob Chang has 23 years of experience in the financial services industry. Mr. Chang is currently the Chief Financial Officer of Riot Blockchain, Inc. Prior to his current position, he most recently served as the Managing Director and Head of Metals & Mining at Cantor Fitzgerald where he provided research coverage in precious metals, base metals, lithium, and uranium. He is well familiar with the uranium mining industry, and is considered a subject matter expert by several media outlets. He was recognized by Bloomberg as the "Best Precious Metals Analyst" in Q1 2016. Mr. Chang is frequently quoted by and a regular guest of several media outlets including: Bloomberg, Reuters, CNBC, and the Wall Street Journal. Mr. Chang previously served as a Director of Research and Portfolio Manager at Middlefield Capital, a Canadian investment firm which managed $3 billion in assets. He was also on a five-person multi-strategy hedge fund team where he specialized in equity and derivative investments. Mr. Chang completed his MBA at the University of Toronto's Rotman School of Management.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped more than two million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits, and we have begun to submit applications for permits and licenses to construct and operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on NYSE American under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chairman & CEO
866-981-4588
Jeff.Klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., the skills and experience Mr. Chang brings to the Board, as well as the benefits expected from his appointment to the Board) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.